UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2007

BIOMET, INC.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	0-12515	35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 East Bell Drive
Warsaw, Indiana 46582
 (Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639
 (Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2007, the Biomet, Inc. Board of Directors announced the appointment of Jeffrey R. Binder, 43, as President and Chief Executive Officer and a member of Biomet’s Board of Directors and its Executive Committee, replacing Daniel P. Hann, who has served as Interim President and Chief Executive Officer.  The appointment is effective immediately.

Mr. Hann will remain as Executive Vice President of Administration, effectively immediately, and a member of the Board of Directors.  Biographical and other information with respect to Mr. Hann is contained in Biomet’s 2006 Proxy Statement filed with the SEC on August 15, 2006 and Current Report on Form 8-K filed with the SEC on September 26, 2006, and such information is incorporated by reference herein.  The terms of Mr. Hann’s compensation arrangements with Biomet are not expected to change as a result of assuming this new position.

Prior to his appointment as President and Chief Executive Officer of Biomet, Mr. Binder served as Senior Vice President of Diagnostic Operations of Abbott Laboratories since January 2006.  He previously served as President of Abbott Spine from June 2003, and President and CEO of Spinal Concepts from 2000 until June 2003, when Spinal Concepts was acquired by Abbott Laboratories.  Prior to his position as President and CEO of Spinal Concepts, Mr. Binder was President of DePuy Orthopedics joint reconstruction and trauma business following its integration with Johnson & Johnson in 1998.   He also spent four years in various senior positions at Howmedica Orthopedics and five years with the Boston Consulting Group. He received a bachelor’s degree in applied mathematics from Yale University and a master’s degree in public policy from the Woodrow Wilson School at Princeton University.

Employment Agreement

On February 26, 2007, Biomet entered into an employment agreement with Mr. Binder to become President and Chief Executive Officer of Biomet.  Pursuant to the terms of the agreement, Mr. Binder will be concurrently appointed to Biomet’s Board of Directors and its Executive Committee.

The agreement has an initial three-year term that provides for automatic 12-month extensions, beginning on January 1, 2010, unless either Biomet or Mr. Binder gives prior notice of termination.  Mr. Binder will receive a base salary at a rate no less than $650,000 per year, which shall be adjusted at the discretion of Biomet.  Mr. Binder will also have the opportunity to earn an annual bonus in an amount no less than 100% of his base salary for on-target performance with the possibility of exceeding 100% for high achievement.

If the Agreement and Plan of Merger among Biomet, LVB Acquisition, LLC and LVB Acquisition Merger Sub, Inc., dated as of December 18, 2006 (the “Merger Agreement”) is terminated, Mr. Binder will be granted an equity award after such termination and annually thereafter (if still employed) commencing after May 31, 2008, each with a nominal value of no less than $3,500,000 on the date of each grant.  Each award shall vest in five equal installments on the first five anniversaries of the grant date.  Biomet’s Compensation Committee will have the discretion as to the form of this benefit, expected to be 50% in stock options and 50% in restricted stock or restricted stock units.  Up to four-sevenths of each annual equity award may be granted in the form of restricted stock or restricted stock units the vesting of which will be contingent on the achievement of performance goals.  If the transaction contemplated by the Merger Agreement is consummated, Mr. Binder will not receive this benefit; although it is expected that Mr. Binder will receive an equity award following the consummation of the transaction contemplated by the Merger Agreement (although such award is still subject to negotiation and discussion).

If Mr. Binder is required to pay his former employer in connection with the termination of his employment, Biomet will reimburse him up to $1,320,000. Such amount is required to be repaid to Biomet if, prior to February 26, 2009, Mr. Binder terminates his employment other than for “good reason” or Biomet terminates his employment for “cause”. This repayment obligation lapses with respect to 25% of the $1,320,000 for each six month period of employment after the date of the agreement. Biomet will also purchase Mr. Binder’s residence, at an amount not greater than $2,199,000, and if Mr. Binder recognizes any income on the sale of his residence to Biomet, Biomet will reimburse him for the additional income tax burden.

As a result of spending weekends at his home in Austin, Texas, Biomet will arrange at its expense for Mr. Binder to fly (using commercial and corporate aircraft) once per week to and from his Texas home and Biomet’s headquarters.  Biomet will not gross up Mr. Binder for taxes incurred in connection with this benefit and Biomet’s incremental costs associated with extending this benefit to Mr. Binder shall not exceed $500,000 in any 12-month period.

The agreement provides that Mr. Binder could be entitled to certain severance benefits following termination of employment.  If he is terminated by Biomet for any reason other than for cause (as defined in the agreement) or disability, or if Mr. Binder terminates his employment for good reason (as defined in the agreement), he would be entitled to the following:

•                  An amount equal to (a) 1.5 times his base salary in effect at the date of termination (the “Base Component”) plus (b) 1.5 times the average of (x) the annual incentive bonus earned by Mr. Binder for the prior year and (y) the annual incentive bonus Mr. Binder would have received for the current year if his employment had not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of the current year (the “Bonus Component”, and together with the “Base Component”, the “Severance Benefit”).  The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with Biomet’s regular payroll policies over the course of the 18 month non-compete period provided for in the agreement.  If Mr. Binder becomes employed by another employer during that period, the Bonus Component will cease and the Severance Benefit will be limited to the Base Component;

•                  If Mr. Binder is eligible for and elects continuation coverage pursuant to COBRA, Biomet will pay the premiums for such coverage (or reimburse Mr. Binder for such premiums) during the 18 month non-compete period;

•                  Continued payment of Mr. Binder’s company-provided car allowance, if any, for a period of 12 months from the termination date;

•                  All outstanding options granted to Mr. Binder by Biomet (including the annual equity awards described above) on any common shares of stock of Biomet, that would have vested in the ordinary course within 12 months after the termination date if his employment had not been terminated will become immediately vested and exercisable (to the extent not yet vested and exercisable) as of the termination date and all vested options shall remain exercisable until the earlier of (x) the expiration of their original term or (y)

18 months from the date of termination.  To the extent not otherwise provided under the written agreement, if any, evidencing the grant of any restricted common shares of stock of Biomet to Mr. Binder, all such outstanding shares that have been granted to Mr. Binder subject to restrictions that would have lapsed in the ordinary course within 12 months after the termination date if his employment had not been terminated will vest automatically upon the termination date, and Mr. Binder will become the owner of such shares free and clear of all such restrictions.  Biomet shall pay Mr. Binder an additional $1,000,000 in a cash lump sum if, and only if, a termination described above occurs prior to grant by Biomet to Mr. Binder of his first annual equity award and prior to the consummation of the transaction contemplated by the Merger Agreement.  Such payment, if any, shall be made upon the termination of Mr. Binder’s employment.

Mr. Binder will not be eligible to receive the above severance benefits at a time he would also be entitled to benefits under the change in control agreement described below if his employment were terminated by Biomet without “cause” or by Mr. Binder for “good reason.” To receive the severance benefits provided under the agreement, he must sign a general release of claims. The agreement contains customary confidentiality, non-competition and non-solicitation provisions.

Change in Control Agreement

In connection with the execution of Mr. Binder’s employment agreement, Biomet entered into a change in control agreement with Mr. Binder. The agreement is intended to provide for continuity of management in the event of a change in control of the company (other than the transaction contemplated by the Merger Agreement).  The agreement has an initial term that ends February 26, 2009, and provides for automatic extensions, beginning on February 26, 2008, in one-year increments, unless either Biomet or Mr. Binder gives prior notice of termination or a change in control shall have occurred prior to February 26 of such year.  If a change in control occurs during the term of the agreement, the agreement shall continue in effect for a period of not less than 24 months beyond the month in which such change in control occurred.  During the 24 month period following a change in control, Biomet agrees to continue to employ Mr. Binder and Mr. Binder agrees to remain in the employ of Biomet.

The agreement automatically terminates and is canceled immediately prior to the closing of the transaction contemplated by the Merger Agreement.

The agreement provides that he could be entitled to certain severance benefits only following both a change in control of Biomet and termination of employment.  If, following a change in control, he dies or is terminated by Biomet for any reason other than for cause (as defined in the agreement) or disability, or by Mr. Binder for good reason (as defined in the agreement), he would be entitled to a lump sum severance payment equal to three times the sum of his annual base salary, target bonus, annual contributions made by Biomet to all qualified retirement plans on behalf of Mr. Binder and his total annual car allowance.  In addition, (1) Mr. Binder would receive a payout of his unpaid annual base salary, target bonus and other accrued compensation and benefits through the end of the fiscal year containing the termination date, (2) Biomet will pay him a lump sum cash stipend equal to 24 times the monthly premium then charged for family coverage under Biomet’s medical and dental plans, and (3) Mr. Binder would receive life insurance and long-term disability benefits, or the cash equivalent if not available, substantially similar to those that he is receiving immediately prior to the notice of termination for a 24 month period after the date of termination.  Further, all outstanding stock options granted to Mr. Binder would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement.

In the event that any payments made to Mr. Binder in connection with a change in control and termination of employment would be subject to excise taxes under the Internal Revenue Code, Biomet will “gross up” his compensation to fully offset such excise taxes.

Severance benefits, other than the life insurance and long-term disability benefits, are generally not subject to mitigation or reduction.   However, any benefits or payments provided under the agreement are reduced by any severance or termination benefits Mr. Binder has received or is entitled to receive under his employment agreement. To receive the severance benefits provided under the agreement, he must sign a general release of claims.  The agreement also contains customary confidentiality, non-competition and non-solicitation provisions.

The above descriptions of the employment agreement and change in control agreement are qualified in their entirety by reference to the copies of such agreements filed herewith as Exhibits 10.1 and 10.2 and incorporated herein by reference.  The full text of the press release announcing the above management changes is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Document

10.1	Employment Agreement dated February 26, 2007

10.2	Change in Control Agreement dated February 26, 2007

99.1	Press Release dated February 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMET, INC.

/s/ Bradley J. Tandy
By: Bradley J. Tandy
Its: Senior Vice President, Acting General Counsel and Secretary

Date: February 26, 2007